Exhibit 10.1

GLOBAL EPOINT, INC.

339 S. Cheryl Lane

City of Industry, CA 91789

May 27, 2005

Astrophysics, Inc.

21481 Ferrero Parkway

City of Industry, CA 91789

Attention: Francois Zayek, Chief Executive Officer

Re:     Proposed Acquisition of Astrophysics, Inc.

Gentlemen:

This letter is intended to confirm our mutual intent to pursue the proposed purchase by Global ePoint, Inc., a Nevada corporation, or one of its affiliates or subsidiaries, now existing or to be created (“Global”), of Astrophysics, Inc., a California corporation (“Astrophysics”), and to engage in certain related transactions, as more fully described in and subject to the terms and conditions set forth on Exhibit A (the “Term Sheet”) attached to and made a part of this letter, which we refer to as the “Letter of Intent.”

The parties acknowledge and understand that the Term Sheet does not constitute a legally binding obligation or commitment of the parties hereto and that no such legally binding obligation or commitment shall exist unless and until the execution and delivery of definitive and binding agreements by the parties (the “Definitive Agreements”). However, in consideration of the financial expense that has been and will continue to be devoted by the parties to pursuing the proposed transaction, this will confirm that the numbered provisions below, upon execution of this Letter of Intent, will constitute the legal and binding obligations of the parties.

1. The recipient of Confidential Information (as defined below) agrees that from the date of this Letter of Intent it will (i) keep the Confidential Information confidential, (ii) not use Confidential Information of the disclosing party except as is necessary to evaluate the transaction described herein and (iii) not disclose to third parties any of the Confidential Information, unless otherwise required by law or applicable SEC or Nasdaq reporting regulations. The parties acknowledge and agree that Global may publicly announce this Letter of Intent by way of press release and Current Report on Form 8-K filed with the Securities and Exchange Commission, including the filing of the Letter of Intent as an exhibit to such Form 8-K, subject to the approval of content by Astrophysics which shall not be unreasonably withheld. The receiving party may make the Confidential Information available only to its officers, directors, employees, advisors and, in the case of Global, investment bankers and potential investors involved in the proposed Financing (as defined in the Term Sheet) who have a need for such access; provided that the

Astrophysics, Inc.

May 27, 2005

receiving party has informed all such persons of the provisions of this Letter of Intent and such persons have agreed in writing to be bound by these terms. The receiving party may make only the minimum number of copies of any Confidential Information required to evaluate the proposed transaction. All proprietary and copyright notices in the original must be affixed to copies or partial copies.

If a recipient of Confidential Information or any of its representatives is required by law (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the recipient shall and shall cause its representatives, as the case may be, to (i) immediately notify the disclosing party of the existence, terms and circumstances surrounding such request, (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow such request and (iii) assist the disclosing party in seeking a protective order or other appropriate remedy. If such protective order or other remedy is not obtained or the disclosing party waives compliance with the provisions hereof, (i) the recipient or its representatives, as the case may be, may disclose only that portion of the Confidential Information which it is advised by counsel is legally required to be disclosed, and shall exercise reasonable commercial efforts to obtain assurance that confidential treatment will be accorded such Confidential Information, and (ii) the recipient shall not be liable for such disclosure unless disclosure was caused by or resulted from a previous disclosure by the recipient or its representatives that was prohibited by this Letter of Intent.

“Confidential Information” means (i) the existence and terms of this Letter of Intent, the facts and content of all discussions relating to the proposed transaction (including the proposed terms and conditions), the fact the parties have made information available to each other and/or that discussions or negotiations have taken place concerning a possible transaction, and (ii) any information that is furnished orally or in writing (whatever the form or storage medium) or gathered by inspection, and regardless of whether such information is specifically identified as “confidential”.

The receiving party shall not be obligated to maintain any information in confidence or refrain from use, if: (a) the information was in the receiving party’s possession or was known to it prior to its receipt from the disclosing party; (b) the information is or becomes public knowledge other than as a result of a disclosure by the receiving party or its representatives in violation of this Letter of Intent; or (c) the information is or becomes rightfully available on an unrestricted basis to the receiving party from a source other than the disclosing party; provided that such source, to the receiving party’s knowledge, is not prohibited from disclosing such information to the receiving party by a contractual, legal or fiduciary obligation to the disclosing party or its representatives.

Within three (3) days of the Termination Date (as defined below), the receiving party shall immediately return to the disclosing party all copies of Confidential Information received by it or its representatives or, if the disclosing party requests, shall immediately destroy all such Confidential Information, and shall certify such destruction to the disclosing party.

Astrophysics, Inc.

May 27, 2005

Astrophysics understands that in the course of the discussions regarding the proposed transaction it may come into possession of material non-public information concerning Global under U.S. securities laws and regulations and will not, and will use reasonable commercial efforts to cause its affiliates and personnel to not, effect any purchase or sale of Global’s common stock or effect any transaction involving a derivative security relating to Global’s common stock (including, but not limited to, options, warrants, puts, calls, collars and the like) so long as such person is in possession of or has access to Global material non-public information.

Each party hereto will not, without the written consent of the other party, for a period of two years from the date of this Letter of Intent directly or indirectly solicit for employment any person who is now employed by the other party in an executive or management level position; provided, however, nothing contained herein shall prohibit a party from soliciting or hiring any person provided that such solicitation and hiring results from a general employment solicitation made to the public.

2. Astrophysics agrees that from the date hereof until the earlier of (i) the date the parties mutually agree in writing to terminate this Letter of Intent, or (ii) June 30, 2005 (the earlier to occur of such dates is referred to as the “Termination Date”), Astrophysics will not solicit, initiate discussions, engage in or encourage discussions with, or enter into any agreement with, any party relating to the possible acquisition of Astrophysics (by way of merger, purchase of capital stock, purchase of assets, license, lease or otherwise) or any material portion of its capital stock or assets (collectively, a “Restricted Transaction”) or permit its employees, agents or shareholders to enter into such agreement. Further, in the event that during this period Astrophysics is contacted by any third party expressing an interest in discussing a Restricted Transaction with Astrophysics, Astrophysics will promptly (within one day of receipt) provide Global with the name of the potential acquirer and the terms and conditions of such proposed Restricted Transaction. Each of the parties will use reasonable commercial efforts to complete the acquisition or to terminate it as provided for herein, as promptly as practicable.

3. From the date hereof until either (i) the Termination Date, or (ii) the date that the Definitive Agreements are executed and delivered, Astrophysics will conduct its business in the normal and ordinary course, consistent with prior practices, and will also consult with Global on an on-going basis regarding any proposal to undertake business activities not in the ordinary course.

4. Each party represents and warrants to the other that neither it nor any of its affiliates is a party to and/or bound by any agreement which conflicts with this Letter of Intent or would prevent it from entering into Definitive Agreements upon the terms contemplated by the Term Sheet.

5. Each party acknowledges that a breach by it of its obligations under paragraphs 1 and 2 this Letter of Intent could cause irreparable harm to the other. Accordingly, each acknowledges that the remedy at law for breach of such obligations hereunder could be inadequate and agrees, in the event of a breach or threatened breach by a party of such provisions, that the other party shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate performance hereunder, without the necessity of showing economic loss, and without any bond or other security being required.

Astrophysics, Inc.

May 27, 2005

6. Astrophysics represents and warrants that this Letter of Intent, and specifically paragraph 2 herein, has been unanimously approved by the stockholders of Astrophysics.

7. Each of the parties represents and warrants that this Letter of Intent has been approved by its board of directors.

8. This Letter of Intent shall be governed by the laws of the State of California, without giving effect to conflict of law principles. The parties agree that any claim or cause of action arising from or relating to this Letter of Intent and the transactions contemplated hereby shall be subject to the exclusive jurisdiction of the Federal or State courts located in Los Angeles County, California.

9. Upon the signing of this Letter of Intent, Global will provide a nonrefundable deposit to Astrophysics of $500,000 and a bridge loan of $500,000 to Astrophysics upon reasonable and customary terms. On or after June 1, 2005, Astrophysics may request an additional $1,000,000 loan, on the same terms as the initial $500,000 loan, based on its working capital requirements, to be funded by Global within 30 days from its receipt of the request and subject to the execution of the Definitive Agreements; provided, however, if the Definitive Agreements have not been executed by the parties as of June 30, 2005 as the direct result of Global’s failure to use good faith efforts to negotiate and execute the Definitive Agreements, then Global shall be required to fund the $1,000,000 loan in accordance with this Section. On or after the execution of the Definitive Agreements, Astrophysics may request an additional $4,000,000 loan, on the same terms as the initial $500,000 loan, based on its working capital requirements, to be funded by Global within 30 days from its receipt of the request

If you are in agreement with the terms and conditions set forth in this Letter of Intent and the attached Term Sheet and desire to proceed on that basis, please sign this Letter of Intent in the space provided below and return an executed copy to the undersigned no later than 5:00 p.m. (PST) May 31, 2005 or the proposal shall terminate. Upon receiving your signed reply, we will begin the remainder of our due diligence procedures.

Astrophysics, Inc.

May 27, 2005

We look forward to concluding a mutually beneficial transaction.

Very truly yours,
GLOBAL EPOINT, INC.

By:	/s/ Owen Lee Barnett
Owen Lee Barnett, Chairman of the Special Committee of the Board of Directors

Agreed to and accepted this

27th day of May 2005

ASTROPHYSICS, INC.

By:	/s/ Francois Zayek

Francois Zayek, Chief Executive Officer

cc:	Global Board of Directors

EXHIBIT A TO LETTER OF INTENT

NON-BINDING CONFIDENTIAL TERM SHEET – FOR DISCUSSION PURPOSES ONLY

This term sheet summarizes the principal terms and conditions of the proposed transaction between Global ePoint, Inc. and Astrophysics, Inc. This term sheet is for discussion purposes only and is not intended to create legal rights or obligations. This term sheet does not constitute a binding agreement or commitment of either party and does not address all of the material terms of the proposed transactions, which will only be addressed after all due diligence has been completed and definitive agreements have been executed and delivered by the parties. Capitalized Terms used in this Term Sheet not otherwise defined have the meanings given in the Letter of Intent between Global ePoint, Inc. and Astrophysics, Inc. to which this Term Sheet is an Exhibit.

Transaction Structure	It is presently contemplated that the transaction will be structured as the acquisition by a subsidiary of Global (“Global Sub”) of all of the assets of Astrophysics and the assumption by Global Sub of all of Astrophysics’ liabilities, other than any liabilities specifically excluded by Astrophysics (the “Acquisition”). The parties will discuss the tax implications of this structure and will seek to achieve a tax-free transaction (other than with respect to the $10 million cash “boot” described below). Although the transaction is structured as an asset acquisition, the parties reserve the right to consider alternative structures, including a stock purchase or a merger, based on tax and legal due diligence or other reasons.

Consideration	In consideration for the Acquisition, at the closing of the Acquisition (the “Closing”), Global will deliver the cash and shares of its common stock set forth below:

• Cash – Global will deliver $10 million of cash to Astrophysics.

• Stock – Global will issue to Astrophysics a number of shares of Global common stock that will provide Astrophysics with 50.1% of the outstanding shares of Global common stock after the consummation of the Acquisition and the Financing.

• Rights – Global will issue to Astrophysics the right to receive, for no additional consideration, the number of shares of Global common stock equal to the number of additional shares of common stock that would have been issued to Astrophysics if the outstanding Global common stock at the Closing included the number of shares of common stock that are issued at any time in the future upon exercise or conversion of (i) any warrants, stock options, preferred stock or other securities that are convertible into or exercisable for shares of Global common stock that are outstanding at the Closing (including any warrants or other securities that are convertible into or exercisable for Global common stock issued in the Financing); (ii) Global stock options issued in replacement of Astrophysics options at the Closing; and (iii) 200,000 additional Global stock options.

The Acquisition would be valued based on a 20-day moving average stock price.

Astrophysics Working Capital	At the Closing, Global will invest in Global Sub $10 million (less the amount of any bridge loans made to Astrophysics in excess of the initial $500,000 loan funded upon execution of the Letter of Intent) for working capital purposes.

Financing	In order to finance the cash consideration for the Acquisition and to provide Global and Astrophysics with additional working capital, Global shall issue not less than $30 million of its equity securities prior to the Closing (the

“Financing”), inclusive of any equity financings consummated at or about the time of the execution of the Letter of Intent. The $30 million Financing proceeds shall be used as follows: (i) $10 million shall be paid as the cash consideration for the Acquisition as provided above; (2) $10 million shall be provided to Astrophysics for working capital as provided above; and (iii) $10 million shall be retained by Global for working capital purposes. The terms and conditions of the Financing and the purchasers of the Global equity securities shall be acceptable to Astrophysics in its reasonable discretion.

Shareholder Approval	The stockholders of Astrophysics shall approve the Acquisition and Definitive Agreements prior to their execution and delivery by Astrophysics. The Acquisition and Definitive Agreements shall be subject to the approval of the stockholders of Global and Global shall hold a special meeting of stockholders as soon as practicable following the execution of a Definitive Agreement. Astrophysics shall cooperate with Global in Global’s preparation of an appropriate proxy statement (“Proxy Statement”) to be filed with the Securities and Exchange Commission and delivered to Global’s stockholders.

Stock Options; Other Stock Rights	Any outstanding options, warrants or rights to purchase capital stock or other securities of Astrophysics will terminate as of the Closing to the extent that such warrants or other rights have not been exercised prior to the Closing; provided that employee stock options shall be converted into similar options to purchase Global common stock upon terms determined by the parties.

Representations and Warranties; Closing Conditions

Prior to entering into the Definitive Agreements, Global shall have received a fairness opinion from an independent valuation firm that the Acquisition, including the Financing, is fair from a financial point of view to the stockholders of Global.

The Definitive Agreements shall include customary representations, warranties and covenants for an acquisition transaction of this nature.

Global’s obligation to effect the Closing will be conditioned upon the following: (i) delivery to Global prior to the execution of the Definitive Agreements of two years of audited financial statements for the years ending December 31, 2004, 2003 and 2002 with unqualified audit opinions and the appropriate consents from Astrophysics’ auditors for inclusion of their audit opinions in Global’s SEC filings, (ii) interim unaudited financial statements for the quarter ended March 31, 2005, (iii) the representations and warranties of Astrophysics being true and correct in all material respects, (v) all covenants of Astrophysics having been complied with in all material respects, (vi) applicable regulatory clearance, no injunctions or restraints applicable to the Closing, and no litigation seeking such a result, (vii) requisite stockholder by Global, (viii) no material adverse change with respect to Astrophysics, (ix) the effectiveness of employment agreements, and the continued employment of the Specified Employees and the Retained Employees to be identified by Global and (x) receipt of all material third party consents.

Astrophysics’ obligation to effect the Closing will be conditioned upon the following: (i) the terms and conditions of the New Financing shall be acceptable to Astrophysics in its reasonable discretion, (ii) the representations and warranties of Global being true and correct in all material respects, (iii) all covenants of Global having been complied with in all material respects, (iv) applicable regulatory clearance, no injunctions or restraints applicable to the Closing, and no litigation seeking such a result, (v) no material adverse change with respect to Global, (vi) receipt of all material third party consents.

Indemnity

Astrophysics and its stockholders will indemnify Global for claims, damages, costs and expenses related to breaches of representations, warranties and covenants, any litigation claims against Astrophysics, and for other matters agreed to by the parties. Such claims for indemnification arising out of representations and warranties will be subject to a deductible of $700,000 and a cap of $10 million. Claims under $10,000 shall not be reimbursable and shall not count against the deductible or the cap. This indemnity obligation will survive for a period of 15 months after the closing, except that indemnity for breach of Astrophysics’ representations regarding tax matters shall survive for the applicable statute of limitations plus 30 days. If any specific matter is identified in diligence, there may be an adjustment to the indemnity and escrow terms. The indemnity obligations under this paragraph shall terminate if the Astrophysics business generates revenue of $15 million or more on a trailing twelve months basis at any time after the closing of the Acquisition.

Global will indemnify Astrophysics for claims, damages, costs and expenses related to breaches of representations, warranties and covenants, any litigation claims against Global, and for other matters agreed to by the parties. Claims for indemnification arising out of representations and warranties will be subject to a deductible of $700,000 and a cap of $10 million. Such claims under $10,000 shall not be reimbursable and shall not count against the deductible or the cap. This indemnity obligation will survive for a period of 15 months after the closing, except that indemnity for breach of Global’s representations regarding tax matters shall survive for the applicable statute of limitations plus 30 days. If any specific matter is identified in diligence, there may be an adjustment to the indemnity and escrow terms.

Operation of the Business	The Definitive Agreements will contain a covenant similar to that set forth in Paragraph 3 of the Letter of Intent, providing that until (i) cessation of discussions between Astrophysics and Global, or (ii) the date of the closing, each of the parties will conduct their respective businesses in the normal and ordinary course, consistent with prior practices, and will also consult with each other on an on-going basis regarding any business activities not undertaken in the ordinary course, including without limitation, any license agreements (other than standard end user license agreements), OEM agreements, “bundling” agreements, or other material contracts into which either party proposes to enter.

Termination Events	(i) By mutual agreement; (ii) by either party if the closing does not occur by August 30, 2005; (iii) by Global if it fails to obtain requisite Global stockholder approval; (iv) by Astrophysics if Global is unable to consummate the Financing on terms and conditions that are acceptable to Astrophysics in its sole discretion; (v) if the Acquisition is enjoined or becomes illegal; (vi) by either party if the other party is in material breach of the Definitive Agreements that is non-curable or is not cured following notice and a reasonable cure period; or (vii) by either party if a material adverse change occurs with respect to the other party.

Exclusivity	The Definitive Agreements will contain an exclusivity covenant similar to that set forth in Paragraph 2 of the Letter of Intent, subject to a standard fiduciary out in the case of Global. Each party will promptly inform the other of any alternative proposals or requests for information, including the identity of the party making such proposal or request, unless such disclosure would violate a currently existing confidentiality agreement.

Timing	Negotiation of final Definitive Agreements, completion of due diligence and receipt of all required Board and Astrophysics, stockholder approvals by June 25, 2005. Signing of Definitive Agreements by June 30, 2005 with closing on such date or as soon thereafter as all conditions to closing are either satisfied or waived. Definitive agreements for the Financing would be negotiated and executed concurrently with the Definitive Agreements for the Acquisition. The Financing will be closed concurrently with the Acquisition.

Fees and Expenses	Global and Astrophysics will each pay their own fees and expenses (including legal, accounting, investment banking and financial advisory fees and expenses) with respect to the proposed transactions.

Global Board of Directors	All members of Global’s board of directors will resign upon the closing and the former Astrophysics stockholders will elect new directors.